EXHIBIT 23.3

PRC LEGAL OPINION

PAKING DACHENG LAW (SHENZHEN) OFFICES

Address:17/F, Gongjiao plaza, No.1001 Lianhuazhi Road, Futian District, Shenzhen, Guangdong, China

Telephone: 0755-61391668

Fax: 0755-61391669

Post code: 518036

Email: qinghui.chen@dachenglaw.com

To:    China Films Technology Inc.

From: PAKING DACHENG LAW (SHENZHEN) OFFICES

          Chen Qinghui, Esq. (Tel: 13825219705)

          Zhou Xiaoju, Esq. (Tel: 3006660565)

Date: May 20, 2011

Re: PRC Legal Opinion

Ladies and Gentlemen:

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to China Films Technology Inc. (the “Company”) and have been requested to give this opinion with regard to the New M&A Rules under PRC Laws.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the documents provided to us by the Company and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

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In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the documents as they were presented to us up to the date of this legal opinion and that none of the documents has been revoked, amended, varied o supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

As used herein, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC; (B) “PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof; (C) “Governmental Authorizations” means all approvals, consents, certificates, authorizations, filings, registrations, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws; and (D) “M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission in the State Tax Administration, the State Administration of Industry and Commerce, the China Securities guidance, interpretations or implementation rules in connection with or related to the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, including the guidance and notices issued by the CSRC on September 8, 2006.

The opinion contained herein are confined to and given on the basis of the PRC Laws. We do not express or imply any view or opinion on, or in respect of, the laws of any jurisdiction other than those of the PRC. This legal opinion is given on the basis that it will be governed by and construed in accordance with the PRC Laws.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement of the Company filed with SEC, and to the use of our name in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.

Based on the foregoing and the qualifications set out below, we are of the opinion that, as of the date hereof, so for as PRC Laws are concerned:

The New M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing acquisition of PRC domestic interests held by such PRC companies or individuals should obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Company’s offering (and trading on the OTCBB market in the US) are subject to the CSRC approval procedures under the New M&A Rules.

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To the best of our knowledge, based on our understanding of the current PRC Laws and the New M&A Rules, prior approval from the CSRC is not required under the New M&A Rules for the listing and trading of the Company's shares on the US Over-the Counter Bulletin Board (OTCBB) because the New M&A Rules excludes US OTCBB as a recognized exchange (eg. OTCBB shares cannot be used as consideration in M&A transactions), and, because of the normal China official understanding that “foreign listing” should not include offerings and trading of shares on US OTCBB. However, uncertainties still exist as to how the New M&A Rules will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the New M&A Rules.

This opinion is subject to the following qualifications:

(a) This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (A) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (B) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights, (C) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation, (D) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary at the conclusions thereof; (E) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorneys fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process.

(b) This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws as used in this opinion refers to PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

PAKING DACHENG LAW (SHENZHEN) OFFICES

May 20, 2011

Chen Qinghui, Lawyer (Signature by Chen Qinghug)

Zhou Xiaoju, Lawyer (Signature by Zhou Xiaoju)

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